EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Harbor Bankshares Corporation

Baltimore, Maryland

We hereby consent to the inclusion of our report dated February 19, 2005 relating to the consolidated balance sheets of Harbor Bankshares Corporation (the “Corporation”) as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended in the Corporation’s Form 10-KSB for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission.

Stegman & Company

/s/ Stegman & Company

Baltimore, Maryland

March 21, 2005